Exhibit 99.1

PEGASYSTEMS INC. 101 Main Street,

    Cambridge, MA. 02142-1590. USA.

[PEGA LOGO]

For Immediate Release

For information, contact:
Chris Sullivan	Beth Lewis
Chief Financial Officer	Investor Relations Manager
Pegasystems Inc.	Pegasystems Inc.
Tel: (617) 374-9600, ext. 6020	Tel: (617) 374-9600, ext. 6077
E-mail: chris.sullivan@pega.com	E-mail: beth.lewis@pega.com

PEGASYSTEMS REPORTS FIRST QUARTER EARNINGS OF $0.19 EPS

Three New Customer Wins, Significant Contract Expansion, Services Margin Improvements

Cambridge, Mass., April 28, 2003 — Pegasystems Inc. (NASDAQ: PEGA), a leading provider of rules-based, smart business process management (BPM) software, today announced its first quarter 2003 results, reporting revenues of $25.6 million, an increase of 6% from the first quarter of 2002. The Company achieved earnings per diluted share of $0.19 for the quarter ended March 31, 2003, nearly double the $.10 per share for the first quarter of 2002.

(In millions, except per share data and percentages)	Q1 2003	Q1 2002
Total Revenue	$25.6	$24.2
License Revenue	$16.2	$16.3
% of Total Revenue	63%	67%
Services Revenue	$9.4	$7.9
% of Total Revenue	37%	33%
Net Income	$6.8	$3.4
Basic Earnings Per Share	$0.20	$0.10
Diluted Earnings Per Share	$0.19	$0.10

Pegasystems earned net profits of $6.8 million and generated $4.8 million in net cash flow for the quarter. Total cash and investments increased to $67.7 million at March 31, 2003, up significantly from $41.3 million at March 31, 2002.

Henry Ancona, President and COO said, “The quarter was a resounding success — we signed three new customers, we expanded a significant customer relationship, we saw growth in services revenue and margins and we benefited from reduced expenses.

“These three new customer wins, which are anticipated to result in services and license revenues in future quarters, included two new healthcare organizations and one financial services institution. During the first quarter, one of the larger health plans in the country selected the PegaHEALTH Claims Automation application to manage exceptions for its million+ enrollee base. The second new healthcare customer win, Blue Cross & Blue Shield of Rhode Island, selected the PegaHEALTH Member Services application to provide an integrated service center for its 650,000 members. The third new customer, an international financial services institution, selected the PegaINTEGRATED INVESTIGATIONS suite of applications to automate payments investigations processing.

“We are not, however, immune to the challenges of the soft IT spending environment. In particular, while buyers continue to show interest in our new technologies, corporate purchasing decisions continue to be delayed resulting in risk to new product revenue growth.

“The quarter’s performance is also solid validation of another element of our growth strategy, that of continuing to expand our footprint within our installed base. A long-term financial services customer extended both the term and usage of their PegaINTEGRATED INVESTIGATIONS and PegaCHECK suite of services, more than doubling their users of Pegasystems’ best practices software.

“Our services revenue for the quarter reflects implementation services associated with earlier new customer signings. We also saw an improvement in services margin as a result of our focus on services productivity. Going forward, as we continue to complement our direct selling and support efforts with those of our alliance partners, we do not expect to sustain this rate of services revenue growth.

Ancona concluded, “Although operating expenses were lower for the first quarter, we expect expenses to grow as we continue to invest in strengthening our market and technology leadership.”

Chris Sullivan, CFO, commented, “We continue to execute on our strategy for long-term growth with a solid focus on operations. We offset an anticipated decline in FDR revenue with a significant extension from an existing customer, license costs decreased due to the final amortization in the fourth quarter of 2002 of previously acquired technology, and services revenue grew 19% compared to the first quarter of 2002 driven by new customer implementations. Services margin improved to 32% due to an increase in higher-margin consulting services coupled with reduced staff costs. We continue to operate on a positive cash-flow basis and generated operating cash flows of $3.8 million during the quarter.

“As noted in the past, our revenue in any given quarter is comprised of a small number of large deals and significant fluctuations, both up and down, are to be expected. We are maintaining our full-year 2003 revenue guidance which, as we have previously indicated, we believe will be in line with 2002, plus or minus 10%. We have adjusted our full-year EPS expectation upward to $0.45, plus or minus 10%, and we expect to generate between $5 million and $15 million of cash from operations in 2003.”

Alan Trefler, founder and CEO commented, “The quarter’s results are testimony to the strength of our technology. Customers continue to respond to our software which is flexible enough to incorporate change, and powerful enough to improve an organization’s productivity and responsiveness. New customers look to Pegasystems to integrate smart, rules-based decisioning with sophisticated, rules-based fulfillment and existing customers are able to extend Pegasystems’ best practices for even greater ROI.”

The Company will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on Tuesday, April 29, 2003. Dial-in information is as follows: 888-243-0812 (domestic), 703-736-7293 (international). A digital replay of the teleconference will be available at 888-266-2081 (local), 703-925-2533 (international), with a passcode of 6483115.

If interested in listening to the Webcast, log onto www.pegasystems.com at least 5 minutes prior to the event’s broadcast, and click on the Webcast icon in the “Investors” section.

About Pegasystems

Pegasystems Inc. (NASDAQ: PEGA) provides rules-based, smart business process management (BPM) software to large organizations, helping to deliver significant ROI and providing them with the flexibility and agility to respond to changing business needs. With annualized revenues of approximately $100 million and a blue-chip customer base, the Company offers applications for the financial services, healthcare, insurance and government markets, as well as a cross-industry BPM application. Pegasystems is headquartered in Cambridge, Mass., and has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

Forward-Looking Statements

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “hope,” “anticipate,” “plan” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include volatility of our quarterly operating results, difficulty in predicting the completion of product implementations and consequently the timing of our license revenue recognition, our ability to develop new products and evolve existing ones, the impact on our business of the ongoing consolidation in the financial services market, historically our core market, our ability to attract and retain key employees, reliance on certain key third-party relationships, management of the Company’s growth, and other risks and uncertainties. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s most recent report on form 10-Q or 10-K and other recent filings on file with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of April 28, 2003. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to April 28, 2003.

Notes:

Pegasystems is a registered trademark of Pegasystems Inc. Other product and company names may be trademarks of their respective owners.

PEGASYSTEMS INC.

Condensed Consolidated Balance Sheets

(in thousands, except share-related amounts)

	March 31, 2003	December 31, 2002
Assets

Current Assets
Cash and cash equivalents	$62,151	$57,393
Trade accounts receivable, net of allowance for doubtful accounts of $506 in 2003 and $507 in 2002	12,332	4,897
Short-term license installments	31,278	32,178
Short-term investments	5,539	5,303
Prepaid expenses and other current assets	779	790

Total current assets	112,079	100,561

Long-term license installments, net of unearned interest income	49,415	48,667
Long-term investments	—	750
Equipment and improvements, net of accumulated depreciation and amortization	1,340	1,727
Acquired technology, net of accumulated amortization	992	1,079
Other assets	225	196
Goodwill	3,246	3,246

Total assets	$167,297	$156,226

Liabilities and Stockholders’ Equity

Current liabilities
Accrued payroll related expenses	$5,670	$7,695
Accounts payable and accrued expenses	6,289	5,220
Deferred revenue	16,955	12,145

Total current liabilities	28,914	25,060

Other long-term liabilities	231	239

Total liabilities	29,145	25,299

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 45,000,000 shares authorized; 34,381,319 shares and 34,291,389 shares issued and outstanding in 2003 and 2002, respectively	344	343
Additional paid-in capital	113,840	113,488
Stock warrants	374	374
Retained earnings	22,858	16,054
Accumulated other comprehensive income:
Net unrealized gain on investments available for sale	5	—
Foreign currency translation adjustments	731	668

Total stockholders’ equity	138,152	130,927

Total liabilities and stockholders’ equity	$167,297	$156,226

PEGASYSTEMS INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Revenue
Software license	$16,198	$16,266
Services	9,427	7,945

Total revenue	25,625	24,211

Cost of revenue
Cost of software license	88	643
Cost of services	6,396	7,292

Total cost of revenue	6,484	7,935

Gross profit	19,141	16,276

Operating expenses
Research and development	4,760	5,750
Selling and marketing	5,534	5,729
General and administrative	2,510	2,409

Total operating expenses	12,804	13,888

Income from operations	6,337	2,388

Installment receivable interest income	1,200	1,258
Other interest income, net	206	143
Other expenses, net	(39)	(151)

Income before provision for income taxes	7,704	3,638
Provision for income taxes	900	200

Net income	$6,804	$3,438

Earnings per share
Basic	$0.20	$0.10

Diluted	$0.19	$0.10

Weighted average number of common and common equivalent shares outstanding
Basic	34,353	32,799

Diluted	35,039	34,739

PEGASYSTEMS INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2003	2002
Cash flows from operating activities
Net income	$6,804	$3,438
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	474	1,184
Changes in operating assets and liabilities:
Trade and installment accounts receivable	(7,285)	3,044
Prepaid expenses and other current assets	7	1,325
Accounts payable and accrued expenses	(964)	(2,825)
Deferred revenue	4,809	2,287

Net cash provided by operating activities	3,845	8,453

Cash flows from investing activities
Purchase of investments	(2,257)	—
Maturing investments	2,771	—
Acquisition of 1mind	—	(573)
Purchase of equipment and improvements	(6)	(140)
Other long-term assets and liabilities	57	59

Net cash provided by (used in) investing activities	565	(654)

Cash flows from financing activities
Payments under capital lease obligation	—	(54)
Exercise of stock options	353	620

Net cash provided by financing activities	353	566

Effect of exchange rate on cash and cash equivalents	(5)	(42)

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,758	8,323

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	57,393	33,017

CASH AND CASH EQUIVALENTS, END OF PERIOD	$62,151	$41,340